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Exhibit No. 99.1

                                                    PRESS RELEASE
                                                    FOR INFORMATION CONTACT:
                                                    Murray Pitkowsky
                                                    Senior VP and CFO
                                                    Datascope Corp.
                                                    14 Philips Parkway
                                                    Montvale, NJ  07645
                                                    (201) 307-5504


         FOR IMMEDIATE RELEASE:

                  DATASCOPE REPORTS THIRD QUARTER 2005 RESULTS

         Montvale, New Jersey, April 28, 2005 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the third quarter of fiscal 2005 ended March 31, 2005, of $8.8 million or 58 cents per diluted share compared to $7.1 million or 47 cents per diluted share last year.

         Sales for the third quarter amounted to $96.1 million compared to $89.9 million last year. Excluding the recognition of $6.1 million of Panorama(TM) sales in the third quarter* and favorable foreign exchange of $0.9 million, consolidated sales in the third quarter would be 1% less than last year because lower sales of vascular closure devices more than offset higher sales in all other businesses.

         Without the recognition of $6.1 million of Panorama sales, third quarter earnings would be less than last year because of a lower gross margin and higher R&D and SG&A expenses. Gross margin was one percentage point less than last year due to a less favorable sales mix and start-up costs relating to production of new interventional products. R&D expenses increased 8% to $9.1 million reflecting continued greater activity in new product development. SG&A expenses increased two percent, due largely to more field sales and clinical education staff compared to last year.

         In the nine months ended March 31, 2005, net earnings were $17.2 million or $1.13 per diluted share compared to net earnings of $16.9 million or $1.12 per diluted share last year. Sales in the nine month period were $259.1 million compared to $253.8 million a year ago, with foreign exchange contributing $3.6 million of the sales increase.

         The company also announced that it anticipates taking charges of approximately $3 million in the fourth quarter of fiscal 2005. These charges include costs related to the termination of an R&D project and severance costs for InterVascular U.S. sales reps resulting from the company's decision to switch to exclusive distribution of InterVascular graft products in the U.S. by W.L. Gore & Associates Inc. as previously reported.

----------
* As described in the second quarter Press Release, second quarter sales and earnings were below last year because validation of a new software release for the new Panorama(TM) central monitoring network was not completed in time to allow revenue recognition of $6.1 million in Panorama shipments. The Panorama sales of $6.1 million and related net earnings were recognized in the current quarter.

         Sales of patient monitoring products in the third quarter of $44.7 million were 17% above last year due principally to Panorama revenue recognition noted above, and higher sales of bedside monitors and Masimo SET(R)(1) pulse oximetry sensors. Orders for Panorama monitoring networks have grown such that average quarterly demand for the past three quarters was nearly equal to average demand for the OEM-based networks sold over the comparable period last year. Demand is expected to grow in the current quarter. Installations have lagged orders up to now but are expected to ramp up in the current quarter.

         During the third quarter, the company issued Phase 3, a software release that upgrades arrhythmia recognition for Panorama. Customer response to Phase 3 software has been very positive because it proves effective in accurately detecting even the most difficult arrhythmias.

         The Patient Monitoring Division continued to expand its product line offerings in the third quarter with the introduction of its new Duo(TM) monitor in the U.S. and international markets. The Duo monitor is designed for monitoring low acuity adult and pediatric patients in ER triage, surgery centers, general hospital and outpatient applications as well as other areas requiring routine checking of vital signs, but not continuous monitoring. The Duo is an extension to Datascope's current non-invasive blood pressure product line and is targeted to meet the needs of the lower price market segment, estimated at $35 million annually.

         Sales of cardiac assist products increased 6% to $35.7 million primarily as a result of continued strong worldwide market acceptance of the company's CS100(TM) balloon pump, an innovative, fully automated counterpulsation pump, as well as continued higher sales of intra-aortic balloons in international markets.

         The company launched the Linear(TM) 7.5 Fr. intra-aortic balloon (IAB) on January 10th and the initial market reception has been very favorable. The Linear 7.5 Fr. IAB has the smallest diameter of any IAB in the U.S. market with a thinner, yet stronger membrane, Durathane(TM), the most abrasion resistant of any IAB, and has a substantially lower insertion force than any competitive IAB, facilitating balloon delivery and allowing for faster initiation of therapy.

         Sales of interventional products were $6.6 million compared to $9.4 million last year as sales of vascular closure devices continued to decline. Higher sales of new products introduced last year, Safeguard(TM) and ProLumen(TM), partially offset the decline. As previously reported the company expects to launch two important new products intended to reverse the downtrend:
X-Site(R), an innovative suture-based device, and On-Site(TM), a new, innovative collagen-based closure device. Customer response to beta site testing of the X-Site device has been positive and the company is moving ahead with plans to ramp up manufacturing to support a market launch in the first fiscal quarter of 2006. The company continues to anticipate that beta testing for On-Site will commence during the summer of 2005, with market introduction to occur in the second fiscal quarter of 2006, following the introduction of X-Site.

         The company also continues to introduce new products serving other hemostasis markets and the dialysis market. Last week, the company announced the worldwide launch of Safeguard 12cm. Because of its smaller size, Safeguard 12cm is especially useful for managing hemostasis in brachial and radial procedures such as A-V dialysis access for grafts and fistulas, and sites for chest tubes, dialysis catheters, central venous lines and sheaths. Datascope estimates that more than 2 million such procedures are performed annually in the U.S. and abroad.


--------------
(1) Masimo SET is a registered trademark of Masimo Corporation.

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         In addition, the company plans a full market launch of its new
ProGuide(TM) chronic dialysis catheter during the current quarter. Chronic dialysis catheters connect a patient with end stage renal disease to a dialysis machine. Chronic dialysis catheters allow for needle-free access for the dialysis procedure and have an estimated worldwide market of more than $100 million. ProGuide is the second product launch by the company for the dialysis access market complementing the ProLumen thrombectomy device that was launched last year.

         Sales of InterVascular Inc.'s products were $8.6 million, 5% above last year, as a result of higher shipments to Japan and sales to our OEM distributor in the United States. The company is continuing its efforts to obtain FDA clearance to market InterGard(R) Silver grafts in the United States.

         As announced on March 28, 2005 Datascope has entered into an agreement with W.L. Gore & Associates, Inc. (Gore), under which Gore will become the exclusive distributor of InterVascular Inc.'s full line of polyester grafts and patches in the United States, effective May 1, 2005. The InterVascular product will be sold by Gore's U.S. Vascular Surgery Sales Team and will be co-branded under the InterVascular and Gore names. In Europe, where InterVascular is a leading provider of polyester grafts, the InterVascular product line will continue to be marketed by InterVascular's dedicated sales professionals and exclusive distributors. In other international markets, InterVascular's products will continue to be sold through an extensive distribution network.

         The company's financial position remained strong. At March 31, 2005, total cash and short and long term marketable securities less short-term debt amounted to $50.9 million as compared to $48.5 million at the beginning of the third quarter. Capital expenditures for the third quarter and nine months amounted to $1.2 million and $5.2 million, respectively, compared to $1.1 million and $3.1 million, respectively, last year.

         During the third quarter the company repurchased approximately 29 thousand shares of common stock at a cost of $1.1 million. To date, stock repurchases amount to 909 thousand shares at a cost of $35.1 million leaving a balance of $4.9 million under the company's authorized $40 million stock buy back program.

         Datascope's news releases and other company information, including specifics about its April 29, 2005 conference call and webcast (at 12:00 noon, EDT, call in number: (800) 810-0924), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that demand for the Panorama will not grow in the fourth quarter of fiscal 2005, installations of Panorama will not ramp up in the fourth quarter of fiscal 2005 because outstanding software issues may not be resolved, the new product introductions planned for the vascular closure market will not reverse the sales decline in the Interventional Products division, that there is a delay in building inventory of X-Site devices necessary to support the introduction to the market of that product in the first quarter of fiscal 2006, that introduction of On-Site will not occur in the second quarter of fiscal 2006 and that market conditions may change, particularly as the result of competitive activity in the markets served by the company. Additional risks are the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for patient monitoring, cardiac assist and interventional products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.


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                        DATASCOPE CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)


                                                                MARCH 31,          JUNE 30,
                                                                  2005               2004
                                                               ---------           ---------
ASSETS
Current Assets:
  Cash and cash equivalents                                    $  11,457           $   8,123
  Short-term investments                                           1,601              16,013
  Accounts receivable less allowance for
    doubtful accounts of $2,389 and $2,414                        74,539              70,603
  Inventories, net                                                57,554              52,858
  Prepaid income taxes                                              --                10,042
  Prepaid expenses and other current assets                       11,573               8,529
  Current deferred taxes                                           6,963               6,500
                                                               ---------           ---------
      Total Current Assets                                       163,687             172,668

Property, Plant and Equipment, net of accumulated
   depreciation of $80,677 and $74,608                            90,623              88,915
Long-term Investments                                             53,039              52,223
Intangible Assets                                                 25,796              23,748
Other Assets                                                      32,084              30,781
                                                               ---------           ---------
                                                               $ 365,229           $ 368,335
                                                               =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                             $  19,788           $  16,982
  Accrued expenses                                                18,077              15,790
  Accrued compensation                                            12,183              15,840
  Short-term debt                                                  8,000                --
  Deferred revenue                                                 3,708               4,188
  Taxes on income                                                    126                --
                                                               ---------           ---------
      Total Current Liabilities                                   61,882              52,800

Other Liabilities                                                 25,675              22,965
Stockholders' Equity
  Preferred stock, par value $1.00 per share:
    Authorized 5 million shares; Issued, none                       --                  --
  Common stock, par value $.01 per share:
    Authorized, 45 million shares;
    Issued, 18,254 and 18,044 shares                                 183                 180
  Additional paid-in capital                                      88,574              81,571
  Treasury stock at cost, 3,459 and 3,254 shares                (105,122)            (97,177)
  Retained earnings                                              296,144             311,643
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                              (812)             (2,502)
    Minimum pension liability adjustments                           (619)               (619)
    Unrealized loss on available-for-sale securities                (676)               (526)
                                                               ---------           ---------
      Total Stockholders' Equity                                 277,672             292,570
                                                               ---------           ---------
                                                               $ 365,229           $ 368,335
                                                               =========           =========


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                        DATASCOPE CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)


                                                   NINE MONTHS ENDED                     THREE MONTHS ENDED
                                                        MARCH 31,                            MARCH 31,
                                            -----------------------------           -----------------------------
                                               2005                2004               2005                 2004
                                            ---------           ---------           ---------           ---------
NET SALES                                   $ 259,100           $ 253,800           $  96,100           $  89,900
                                            ---------           ---------           ---------           ---------
Costs and Expenses:
  Cost of sales                               105,895             105,044              40,471              36,992
  Research and development
    expenses                                   26,486              23,683               9,118               8,413
  Selling, general and
    administrative expenses                   103,828             101,371              35,074              34,355
                                            ---------           ---------           ---------           ---------
                                              236,209             230,098              84,663              79,760
                                            ---------           ---------           ---------           ---------
OPERATING EARNINGS                             22,891              23,702              11,437              10,140
Other (Income), net                            (1,038)             (1,208)               (437)               (331)
                                            ---------           ---------           ---------           ---------
EARNINGS BEFORE TAXES ON INCOME                23,929              24,910              11,874              10,471
Taxes on Income                                 6,700               7,971               3,083               3,351
                                            ---------           ---------           ---------           ---------
NET EARNINGS                                $  17,229           $  16,939           $   8,791           $   7,120
                                            =========           =========           =========           =========

Earnings Per Share, Basic                   $    1.16           $    1.15           $    0.59           $    0.48
                                            =========           =========           =========           =========

Weighted average common
   shares outstanding, Basic                   14,795              14,780              14,797              14,789
                                            =========           =========           =========           =========

Earnings Per Share, Diluted                 $    1.13           $    1.12           $    0.58           $    0.47
                                            =========           =========           =========           =========

Weighted average common
   shares outstanding, Diluted                 15,204              15,108              15,151              15,157
                                            =========           =========           =========           =========

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